Exhibit 2-A

ASIAN INFRASTRUCTURE INVESTMENT BANK

AUDITOR’S REPORT AND FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2017

Independent Auditor’s Report

To the Board of Governors of the Asian Infrastructure Investment Bank:

Opinion

What we have audited

The financial statements of Asian Infrastructure Investment Bank (the “Bank”) set out on pages 1 to 48, which comprise:

•	the statement of comprehensive income for the year ended December 31, 2017;

•	the statement of financial position as at December 31, 2017;

•	the statement of changes in equity for the year ended December 31, 2017;

•	the statement of cash flows for the year ended December 31, 2017; and

•	the notes to the financial statements, which include a summary of significant accounting policies.

Our opinion

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Bank as at December 31, 2017, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) issued by the International Accounting Standards Board.

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Bank in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (“IESBA Code”), and we have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation of the financial statements that give a true and fair view in accordance with IFRSs, and for such internal control as management determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Bank’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intend to liquidate the Bank or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Bank’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Bank’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Bank to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Certified Public Accountants

Hong Kong, March 8, 2019

CONTENTS

FINANCIAL STATEMENTS

Statement of Comprehensive Income	6
Statement of Financial Position	7
Statement of Changes in Equity	8
Statement of Cash Flows	9
Notes to the Financial Statements	10-46
A. General Information	10
B. Accounting Policies	10-19
C. Disclosure Notes	19-30
D. Financial Risk Management	30-43
E. Fair Value Disclosures	44-46

ASIAN INFRASTRUCTURE INVESTMENT BANK

Statement of Comprehensive Income

For the year ended December 31, 2017

In thousands of US Dollars	Note	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
Interest income	C1	124,193	23,455
Interest expense	C1	—	—

Net interest income		124,193	23,455
Net fee and commission expense	C2	(866)	(70)
Net gain on investments at fair value through profit or loss	C5	53,783	14,873
Impairment provision	C6	(9,088)	(277)
General and administrative expenses	C3	(56,098)	(30,658)
Net foreign exchange loss		(58)	(26)

Operating profit for the year/period		111,866	7,297
Accretion of paid-in capital receivables	C7	140,442	160,063

Net profit for the year/period		252,308	167,360
Other comprehensive income		—	—

Total comprehensive income		252,308	167,360

Attributable to:
Equity holders of the Bank		252,308	167,360

The accompanying notes are an integral part of these financial statements.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Statement of Financial Position

As at December 31, 2017

In thousands of US Dollars	Note	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	C4	1,104,866	1,281,992
Term deposits	C4	5,885,854	2,292,141
Investments at fair value through profit or loss	C5	3,255,140	3,179,873
Funds deposited for co-financing arrangements		1,592	23,623
Loan investments, at amortized cost	C6	773,238	9,553
Paid-in capital receivables	C7	7,948,901	11,007,227
Intangible assets		1,032	—
Other assets	C8	1,983	958

Total assets		18,972,606	17,795,367

Liabilities
Other liabilities	C9	13,587	5,538

Total liabilities		13,587	5,538

Members’ equity
Paid-in capital	C10	19,000,300	18,065,400
Reserve for accretion of paid-in capital receivables		(160,444)	(282,868)
Retained earnings		119,163	7,297

Total members’ equity		18,959,019	17,789,829

Total liabilities and members’ equity		18,972,606	17,795,367

The accompanying notes are an integral part of these financial statements.

/s/ Jin Liqun	/s/ Thierry de Longuemar
Mr. Jin Liqun President	Mr. Thierry de Longuemar Vice President and Chief Financial Officer

/s/ Jae Hoon Yoo
Mr. Jae Hoon Yoo Controller

ASIAN INFRASTRUCTURE INVESTMENT BANK

Statement of Changes in Equity

For the year ended December 31, 2017

In thousands of US Dollars	Note	Subscribed capital	Less: callable capital	Paid-in capital	Reserve for accretion of paid-in capital receivables	Retained earnings	Total members’ equity
January 16, 2016		—	—	—	—	—	—

Capital subscription and contribution		90,327,000	(72,261,600)	18,065,400	—	—	18,065,400
Net profit for the period		—	—	—	—	167,360	167,360
Paid-in capital receivables – accretion effect		—	—	—	(442,931)	—	(442,931)
Transfer of accretion	C7	—	—	—	160,063	(160,063)	—

December 31, 2016	C10	90,327,000	(72,261,600)	18,065,400	(282,868)	7,297	17,789,829

January 1, 2017		90,327,000	(72,261,600)	18,065,400	(282,868)	7,297	17,789,829

Capital subscription and contribution		4,674,100	(3,739,200)	934,900	—	—	934,900
Net profit for the year		—	—	—	—	252,308	252,308
Paid-in capital receivables – accretion effect		—	—	—	(18,018)	—	(18,018)
Transfer of accretion	C7	—	—	—	140,442	(140,442)	—

December 31, 2017	C10	95,001,100	(76,000,800)	19,000,300	(160,444)	119,163	18,959,019

The accompanying notes are an integral part of these financial statements.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Statement of Cash Flows

For the year ended December 31, 2017

In thousands of US Dollars	Note	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
Cash flows from operating activities
Net profit for the year/period		252,308	167,360
Adjustments for:
Interest income from term deposits		(104,710)	(17,141)
Accrued interest on funds deposited for co-financing arrangements		(167)	—
Accretion of paid-in capital receivables	C7	(140,442)	(160,063)
Net gain on investments at fair value through profit or loss	C5	(53,783)	(14,873)
Impairment provision	C6	9,088	277
Depreciation and amortization		193	—
Increase in loan investments	C6	(768,681)	(9,830)
Decrease/(Increase) in funds deposited for co-financing arrangements		22,198	(23,623)
Increase in other assets		(1,651)	(958)
Increase in other liabilities		3,957	5,538

Net cash used in operating activities		(781,690)	(53,313)

Cash flows from investing activities
Investment purchases	C5	(21,484)	(3,165,000)
Increase in term deposits, net of interest received		(3,489,003)	(2,275,000)
Intangible assets		(222)	—
Property improvements		(232)	—
Computer hardware		(145)	—

Net cash used in investing activities		(3,511,086)	(5,440,000)

Cash flows from financing activities
Capital contributions received	C7	4,115,650	6,775,305

Net cash from financing activities		4,115,650	6,775,305

Net (decrease)/increase in cash and cash equivalents		(177,126)	1,281,992
Cash and cash equivalents at beginning of year/period		1,281,992	—

Cash and cash equivalents at end of year/period	C4	1,104,866	1,281,992

The accompanying notes are an integral part of these financial statements.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

A GENERAL INFORMATION

Asian Infrastructure Investment Bank (the “Bank” or the “AIIB”) is a multilateral development bank. In June 2015, representatives from 57 countries signed the Articles of Agreement (the “AOA”). The AOA entered into force on December 25, 2015. The Bank commenced operations on January 16, 2016. The principal office of the Bank is located in Beijing, the People’s Republic of China (the “PRC”).

For the year ended December 31, 2017, the Bank has approved 27 new membership applications. As at December 31, 2017, the Bank’s total approved membership is 84, of which 61 have completed the membership process and have become members of the Bank in accordance with the AOA.

The purpose of the Bank is to: (i) foster sustainable economic development, create wealth and improve infrastructure connectivity in Asia by investing in infrastructure and other productive sectors; and (ii) promote regional cooperation and partnership in addressing development challenges by working in close collaboration with other multilateral and bilateral development institutions.

The legal status, privileges, and immunities for the operation and functioning of the Bank in the PRC are agreed in the AOA and further defined in the Headquarters Agreement between the government of the People’s Republic of China (the “Government”) and the Bank on January 16, 2016.

These financial statements were signed by the President, the Vice President and Chief Financial Officer, and the Controller on April 10, 2018.

B ACCOUNTING POLICIES

B1 Basis of preparation

These financial statements for the Bank have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). According to By-Laws of the AIIB, the financial year of the Bank begins on January 1 and ends on December 31 of each year. For the year in which the Bank commenced operations, the financial year begins on the date the Bank commences operations and ends on December 31 of that year.

The Bank has adopted all of the IFRS standards and interpretations effective for annual periods beginning on January 1, 2017. In addition, the Bank has adopted IFRS 9 Financial Instruments (full version issued in July 2014 and mandatorily effective on January 1, 2018), IFRS 15 Revenue from Contracts with Customers (mandatorily effective on January 1, 2018), and IFRS 16 Leases (mandatorily effective on January 1, 2019) from the commencement of operations.

The financial statements have been prepared under the historical cost convention, except for those financial instruments measured at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in its process of applying the Bank’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where judgments or estimates are significant to the financial statements are disclosed in Note B4. The financial statements have been prepared on a going concern basis.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B2 New accounting pronouncements

The new accounting pronouncements, amendments and interpretations issued in 2017 do not have any significant impact on the operating results, financial position and comprehensive income of the Bank, based on the assessment of the Bank.

B3 Summary of significant accounting policies

B3.1 Functional currency and foreign currency transactions

The functional currency of the Bank and the presentation currency of the Bank are United States Dollar (“USD” or “US Dollar”).

Foreign currency transactions are initially translated into USD using exchange rates prevailing at the dates of the related transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are recognized in profit or loss during the period in which they arise.

B3.2 Cash and cash equivalents

Cash and cash equivalents are items which are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. Deposits with a maturity of three months or less are classified as cash and cash equivalents.

B3.3 Financial instruments

B3.3.1 Financial assets

The Bank’s financial assets are classified into three categories:

(a) Amortized cost,

(b) Fair value through other comprehensive income (FVOCI), or

(c) Fair value through profit or loss (FVPL).

The basis of classification depends on the relevant business model and the contractual cash flow characteristics of the underlying financial asset.

(a) Classification of financial assets at amortized cost

The Bank classifies its financial assets at amortized cost only if both of the following criteria are met:

(i)	The financial asset is held within a business model having the objective of collecting the contractual cash flows; and

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.1 Financial assets (Continued)

(a) Classification of financial assets at amortized cost (Continued)

(ii)	The contractual terms give rise, on specified dates, to cash flows that are solely payments of principal or interest on the principal outstanding.

The Bank applies the effective interest method to the amortized cost of a financial asset.

(b) Classification of financial assets at FVOCI

Financial assets at FVOCI comprise:

(i)

Financial assets having contractual cash flows which reflect solely payments of principal and interest on outstanding principal, and for which the objective of the related business model is achieved both by collecting contractual cash flows and selling financial assets, and

(ii)

Investments in equity instruments which are neither held for trading nor contingent consideration, and for which the Bank has made an irrevocable election at initial recognition to recognize changes in fair value through other comprehensive income (OCI) rather than profit or loss.

For (i) above, interest is calculated using the effective interest method and recognized in profit or loss. Except for gains or losses from impairment and foreign exchange, the financial asset is measured at FVOCI. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified to profit or loss.

For (ii) above, the accumulated fair value changes in OCI will not be reclassified to profit or loss in the future. Dividends on such investments are recognized in profit or loss, unless the dividend clearly represents a recovery of part of the cost of the investment.

(c) Classification of financial assets at FVPL

The Bank classifies the following financial assets at FVPL:

(i)	Financial assets that do not qualify for measurement at either amortized cost or FVOCI;

(ii)

Financial assets that are designated at initial recognition at FVPL irrevocably, when such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise;

(iii)	Investments in equity instruments that are held for trading; and

(iv)	Investments in equity instruments for which the entity has not elected to recognize fair value gains or losses through OCI.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.2 Financial liabilities

The Bank’s financial liabilities are classified as either financial liabilities through FVPL or other financial liabilities, carried at amortized cost.

(a) Classification of financial liabilities at FVPL

Financial liabilities at FVPL have two subcategories, financial liabilities held for trading and those designated as FVPL on initial recognition. There were no financial liabilities classified as FVPL during the reporting period or as at December 31, 2017 and 2016.

(b) Other financial liabilities

Other financial liabilities are measured at amortized cost, using the effective interest method. The related interest expenses are recognized in profit or loss.

B3.3.3 Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

A puttable financial instrument includes a contractual obligation for the issuer to repurchase or redeem that instrument for cash or another financial asset on exercise of the put. The puttable instrument that includes such an obligation is classified as an equity instrument when meeting all the generally required features being most subordinate class of shares with identical features and all have the same rights on liquidation.

B3.3.4 Impairment of financial instruments

Financial assets of the Bank that are measured at amortized cost (Note B3.3.1(a)), FVOCI (Note B3.3.1 (b) (i)) and certain unrecognized financial instruments such as loan commitments are subject to credit loss estimated through an expected credit loss (“ECL”) model, assessed on a forward-looking basis.

At each reporting date, the Bank assesses whether the credit risk of a financial instrument has increased significantly since initial recognition. When making this assessment, the Bank considers the change in the risk of a default occurring over the expected life of the financial instrument. To make this assessment, the Bank compares the risk of a default occurring as at the reporting date with the risk of a default occurring as at the date of initial recognition, based on reasonable and supportable information that is available without undue cost or effort and is indicative of significant increases in credit risk since initial recognition.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.4 Impairment of financial instruments (Continued)

At each reporting date, the Bank measures the loss allowance for a financial instrument at either:

(i)	An amount equal to the lifetime ECL if the credit risk related to that financial instrument has increased significantly since initial recognition; or

(ii)	An amount equal to a 12-month ECL if the credit risk related to that financial instrument has not increased significantly since initial recognition.

The Bank measures ECL related to a financial instrument in a way that reflects:

(i)	An unbiased and probability-weighted amount determined by evaluating a range of possible outcomes;

(ii)	The time value of money; and

(iii)

Reasonable and supportable information that is available without undue cost or effort at the reporting date regarding relevant past events, current circumstances, and forecasts of future economic conditions.

The Bank identified financial assets as having credit impairment when one or more events that could have a detrimental impact on the estimated future cash flows of that financial asset have occurred.

The Bank recognizes the loss allowance of loan commitments as a provision. However, if a financial instrument includes both a loan (i.e. financial asset) and an undrawn commitment (i.e. loan commitment) component and the Bank cannot separately identify the ECL on the loan commitment component from those on the financial asset component, the ECL on the loan commitment is recognized together with the loss allowance for the financial asset. To the extent that the combined ECL exceed the gross carrying amount of the financial asset, the ECL is recognized as a provision.

B3.3.5 Determination of fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique.

For financial instruments traded in active markets, the determination of fair values of financial assets and financial liabilities is based on quoted market prices.

A financial instrument is regarded as quoted in an active market if quoted prices are readily and regularly available from an exchange, pricing service, or regulatory agency; and those prices represent actual and regularly occurring market transactions on an arm’s length basis. If the above criteria are not met, the market is regarded as being inactive.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B3 Summary of significant accounting policies (Continued)

B3.3 Financial instruments (Continued)

B3.3.5 Determination of fair value (Continued)

For financial instruments not traded in active markets, fair value is determined using appropriate valuation techniques. Valuation techniques include the use of recent transaction prices, discounted cash flow analysis, option pricing models and others commonly used by market participants. These valuation techniques include the use of observable and/or unobservable inputs.

B3.3.6 Recognition and derecognition

The Bank recognizes a financial asset or a financial liability in its statement of financial position when, and only when, the Bank becomes a party to the contractual provisions of the instrument.

At initial recognition, the Bank measures a financial asset or financial liability at its fair value plus or minus, in the case of a financial asset or financial liability not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition or issuance of the financial asset or financial liability.

Before evaluating whether, and to what extent, derecognition is appropriate, the Bank determines whether the derecognition analysis should be applied to a part of a financial asset or a financial asset in its entirety. The Bank derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Bank neither transfers nor retains substantially all the risks and rewards of ownership and has not retained control of the transferred asset, the Bank derecognizes the financial asset and recognizes separately as assets or liabilities any rights and obligations created or retained in the transfer.

Upon derecognition of a financial asset in its entirety, the difference between the carrying amount of the asset and the sum of the consideration received and receivable and, where applicable, the cumulative gain or loss that had been recognized in other comprehensive income is reclassified to profit or loss, except for those investments in equity instruments designated as FVOCI.

Financial liabilities are derecognized when the related obligation is discharged, cancelled or expires. The difference between the carrying amount of the financial liability derecognized and the sum of the consideration paid and payable is recognized in the profit or loss.

B3.4 Property improvements

Property improvements are stated at cost less accumulated depreciation. Depreciation is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life. Property improvements are depreciated over a useful economic life of no more than 3 years.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B3 Summary of significant accounting policies (Continued)

B3.5 Intangible assets

Intangible assets are stated at cost less accumulated amortization. Amortization is calculated on a straight line basis to write down the cost of each asset to its residual value over its estimated useful economic life. Intangible assets comprise computer software which is amortized over a useful economic life of no more than 3 years.

B3.6 Revenue

B3.6.1 Interest income

Interest income is calculated using the effective interest method. In this regard, the effective interest rate is applied to the gross carrying amount of a financial asset except for:

(i)	Purchased or originated credit-impaired financial assets, for which the credit adjusted effective interest rate is applied to the amortized cost of the financial assets from initial recognition; and

(ii)

Credit-impaired financial assets that have been recognized subsequent to initial recognition, for which the original effective interest rate is applied to the net carrying value in subsequent reporting periods.

With respect to (ii) above, in subsequent reporting periods, interest income is calculated by applying the effective interest rate to the gross carrying amount if the credit risk of the financial asset improves so that it is no longer credit impaired.

B3.6.2 Front-end and commitment fees

Front-end fees received by the Bank relating to the origination or acquisition of a financial asset are an integral part of generating an involvement with the resulting financial instrument and, accordingly, are an integral part of the effective interest rate of that financial instrument.

Commitment fees received by the Bank to originate a loan when the loan commitment is not measured at FVPL are treated as follows:

(i)

If it is probable that the Bank will enter into a specific lending arrangement, it is an integral part of the effective interest rate of a financial instrument. If the commitment expires without the Bank making the loan, the fee is recognized as revenue at expiration of the commitment.

(ii)

If it is likely that a specific lending arrangement will not be entered into, it is not an integral part of the effective interest rate of the financial instrument, the fee is accounted for as revenue over the commitment period.

B3.6.3 Administration fees

Administration fees are recognized as revenue throughout the period that the services are rendered.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B3 Summary of significant accounting policies (Continued)

B3.6 Revenue (Continued)

B3.7 Employee benefits

Employee benefits represent considerations given, and are expenditures incurred by the Bank, in exchange for services rendered by employees or for termination of employment contracts. These benefits include short-term employee benefits and contributions to defined contribution plans.

Short-term employee benefits

During the reporting period in which an employee has rendered services, the Bank recognizes the short-term employee benefits payable for those services as a liability with a corresponding increase in the related expense. Short-term employee benefits include base salary and location premiums, pre-retirement medical insurance, life insurance, accidental death and disability provision, death grant, leave, travel accident coverage, long-term disability, multipurpose loans to staff as well as flexible allowance and resettlement allowance which are special allowances for staff recruited globally.

Defined contribution plans

A defined contribution plan is a retirement plan under which the Bank pays fixed contributions into a separate entity. When an employee has rendered service to the Bank during a period, the Bank recognizes a contribution payable to a defined contribution plan in exchange for that service, along with the related expense. Defined contribution plans include defined contribution retirement plans and post-retirement medical benefit plans.

B3.8 Leases

A lease contract is one which conveys the right to control the use of an asset for a specified period of time. The lease liability is measured as the present value of the payments that are not paid at the date of recognition discounted at the leases’ implicit interest rate. The right of use asset is measured at cost, consisting of the lease liability plus any payments made before the commencement of lease and less any lease incentives.

B3.9 Dividends

Dividend distributions to the Bank’s members are recognized as a liability in the period in which the dividends are approved by the Board of Governors.

B3.10 Current and noncurrent presentation

The Bank presents its assets and liabilities in the order of liquidity as this provides more relevant information.

B3.11 Taxation

In accordance with Article 51 of the AOA, within the scope of its official activities, the Bank, its assets, property, income, and its operations and transactions, shall be exempt from all taxation and from all custom duties in its member countries. Article 51 also exempts the Bank from any obligation for the payment, withholding, or collection of any tax or duty.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B4 Critical accounting estimates and judgments in applying accounting policies

The Bank makes estimates and assumptions that affect the amounts recognized in the financial statements, and the carrying amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Management also makes certain judgments, apart from those involving estimations, in the process of applying the accounting policies. Judgments that have the most significant effect on the amounts recognized in the financial statements and estimates that can cause a significant adjustment to the carrying amount of assets and liabilities within the next financial year include:

B4.1 Impairment losses on financial instruments

The measurement of the ECL allowance for financial assets measured at amortized cost requires extensive financial modelling and significant assumptions about future economic conditions and credit behavior (e.g. the likelihood of customers defaulting and the resulting losses).

A number of significant judgments are also required in measuring ECL, which include:

•	Determining criteria for significant increase in credit risk and definition of default;

•	Choosing appropriate models and assumptions for the measurement of ECL;

•	Establishing the number and probability of forward-looking scenarios for each type of product; and

•	Assigning exposures through an internal credit grading process.

Details of the inputs, assumptions, and estimation techniques used in measuring ECL are further disclosed in Note D3, which also presents sensitivities of the ECL.

B4.2 Measurement of fair value

Paid-in capital receivables are initially measured at fair value. The Bank is required to use valuation techniques to determine the fair value. The Bank made judgments about the expected timing of future cash flows and the appropriate discount rate to apply. If the interest rate were changed +/-1 basis point (“bps”), the carrying amount of the capital receivables as at December 31, 2017 would have decreased/increased by approximately USD1.09 million (2016: USD3 million).

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

B ACCOUNTING POLICIES

B4 Critical accounting estimates and judgments in applying accounting policies (Continued)

B4.3 Structured entity consolidation

The Bank manages AIIB’s Project Preparation Special Fund (the “Special Fund”), and has made a judgment on whether or not, for accounting purposes, it is the principal or an agent, to assess whether the Bank controls the Special Fund and should consolidate it. The Bank identified the Special Fund’s assets as a “silo” when conducting its consolidation assessment. When performing this assessment, the Bank considered several factors including, among other things, the scope of its decision-making authority over the structured entity, the rights held by other parties, the remuneration to which it is entitled in accordance with the related agreements for the administration services and the Bank’s exposure to variability of returns from other interests that it holds in the structured entity. The Bank is not exposed to any significant variability in its returns and as such was deemed to not control the Special Fund. The Bank performs re-assessment periodically.

Detailed information about the unconsolidated structured entity is set out in Note C13.

C DISCLOSURE NOTES

C1 Interest income and expense

	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
Interest income
Loan investments (1)	11,795	6
Cash and deposits	112,398	23,449

Total interest income	124,193	23,455
Interest expense	—	—

Total interest expense	—	—
Net interest income	124,193	23,455

(1)

Interest income for loan investments includes amortization of front-end fees, commitment fees and other incremental and directly related costs in relation to loan origination that are an integral part of the effective interest rate of those loans.

C2 Net fee and commission expense

	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
Special Fund administration fee (Note C13)	70	100
Loan service fee	49	—

Total fee and commission income	119	100
Co-financing service fee	(985)	(170)

Total fee and commission expense	(985)	(170)
Net fee and commission expense	(866)	(70)

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C3 General and administrative expenses

	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
Staff costs (1)	25,226	12,226
Professional service expenses	12,607	6,729
IT services	5,691	3,170
Facilities and administration expenses	5,028	4,553
Travelling expenses	4,186	2,102
Auditor’s remuneration	1,000	455
Others	2,360	1,423

Total general and administrative expenses	56,098	30,658

(1)	Staff costs

	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
Short-term employee benefits	22,092	10,826
Defined contribution plans	3,120	1,391
Others	14	9

Total	25,226	12,226

Refer to Note C14 for details of key management remuneration.

C4 Cash and deposits with banks

	December 31, 2017	December 31, 2016
Cash	—	—
Deposits with banks
- Demand deposits	457,124	4,488
- Term deposits	6,533,596	3,569,645

Total cash and deposits with banks	6,990,720	3,574,133

Less: term deposits with maturity more than 3 months (1)	(5,885,854)	(2,292,141)

Total cash and cash equivalents	1,104,866	1,281,992

(1)	Term deposits with maturity more than 3 months have maturities up to 24 months.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C5 Investments at fair value through profit or loss

	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
As at beginning of year/period	3,179,873	—
Additions	21,484	3,165,000
Fair value gain, net	53,783	14,873

Total investments at fair value through profit or loss	3,255,140	3,179,873

Analysis of investments at fair value through profit or loss:

	December 31, 2017	December 31, 2016
Trust Fund (a)	3,236,448	3,179,873
LP Fund (b)	18,692	—

Total investments at fair value through profit or loss	3,255,140	3,179,873

The Bank has the following investments in certain unconsolidated structured entities:

(a)

The Bank places funds with an external counterparty in a trust fund account (the “Trust Fund”), which, in accordance with the related Administrative Agreement between the Bank and the counterparty, reinvests the funds in a larger collective pool of investments (the “Pool”) in accordance with the investment mandate for the entire Pool. Notional allocations within the Pool are made, subject to the Investment Framework agreement between the Bank and the counterparty, to create a model portfolio exposure, as the basis for determining the fair value of the Trust Fund. The Bank classifies this investment as a single unit of account measured at fair value through profit or loss. Fees charged for the administration of the Trust Fund are comprised of a flat fee based upon average assets under management and full-cost recovery of the counterparty’s staff costs, related benefits and allocated overhead related to administering the Pool.

The counterparty does not guarantee any investment return or the principal amount deposited. The Trust Fund reports its notional allocation in the Pool as one class of financial assets.

(b)

The Bank also invests in a Limited Partnership Fund (“LP Fund”). The LP Fund is an Emerging Asia growth-focused private equity fund with a returns-driven strategy, selectively investing growth capital across multiple sectors. The LP Fund is managed by the General Partner who makes all investment decisions on behalf of the Limited Partners. The Bank, along with other investors, has entered into the Fund as a Limited Partner with a capital commitment which will be drawn down over the life of the LP Fund, based on drawdown notices sent by the General Partner. The management fee is payable on a quarterly basis.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C6 Loan investments, loan commitments and related ECL allowance

Loan investments	December 31, 2017	December 31, 2016
Gross carrying amount	778,511	9,830
ECL allowance	(5,273)	(277)

Net carrying amount	773,238	9,553

The following table sets out overall information about the credit quality of loan investments and loan commitments issued for effective contracts as at December 31, 2017. The gross amounts of loans include the transaction costs and fees that are capitalized through the effective interest method.

	December 31, 2017	December 31, 2016
Loan investments, gross carrying amount	778,511	9,830
Loan commitments	1,947,528	334,305

	2,726,039	344,135
Total ECL allowance (a)	(9,365)	(277)

	2,716,674	343,858

(a)	As at December 31, 2017, ECL related to loan commitments were USD4.09 million, presented as a provision in Note C9.

C7 Paid-in capital receivables

According to the AOA, payments for paid-in capital (refer to Note C10) are due in five installments, with the exception of members designated as less developed countries, who may pay in ten installments. Paid-in capital receivables represent amounts due from members in respect of paid-in capital. These amounts are initially recognized at fair value and subsequently measured at amortized costs. The fair value discount is accreted through income using the effective interest method. For the year ended December 31, 2017, a total discount of USD18 million (2016: USD443 million) was debited into reserve. An amount of USD140 million (2016: USD160 million) has been accreted through income in the current year.

Members	Paid-in capital receivables at amortized cost as at
	December 31, 2017	December 31, 2016
Afghanistan	13,268	—
Australia	289,241	430,896
Austria	39,260	58,488
Azerbaijan	30,151	39,999
Bangladesh	86,925	98,609
Brunei Darussalam	4,114	6,129

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C7 Paid-in capital receivables (Continued)

Members	Paid-in capital receivables at amortized cost as at
	December 31, 2017	December 31, 2016
Cambodia	8,249	9,359
China	2,335,329	3,479,854
Denmark	29,075	44,043
Egypt	51,036	102,081
Ethiopia	7,127	—
Fiji	1,898	—
Finland	36,781	48,753
France	265,470	395,954
Georgia	4,235	6,310
Germany	351,383	523,473
Hong Kong, SAR	118,497	—
Hungary	15,491	—
Iceland	1,375	2,052
India	657,150	979,699
Indonesia	264,210	394,036
Iran	123,411	—
Ireland	20,144	—
Israel	59,015	58,368
Italy	202,212	301,572
Jordan	9,320	13,892
Kazakhstan	86,548	114,798
Korea	292,963	436,442
Kyrgyz Republic	3,580	4,153
Lao PDR	5,664	6,424
Luxembourg	5,442	8,106
Malaysia	12,913	—
Maldives	911	1,031
Malta	1,060	1,580
Mongolia	3,215	4,791
Myanmar	34,429	38,995
Nepal	10,639	12,063
Netherlands	80,832	120,420
New Zealand	36,165	53,876
Norway	65,134	86,287
Oman	30,688	30,320
Pakistan	122,341	162,072
Philippines	76,681	192,537
Poland	65,447	97,622
Portugal	7,674	—
Qatar	47,473	71,024

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C7 Paid-in capital receivables (Continued)

Members	Paid-in capital receivables at amortized cost as at
	December 31, 2017	December 31, 2016
Russia	512,461	763,574
Saudi Arabia	200,573	299,384
Singapore	19,591	29,186
Spain	136,659	—
Sri Lanka	31,863	42,232
Sweden	74,623	98,908
Switzerland	83,706	110,959
Tajikistan	4,702	5,251
Thailand	112,058	167,149
Timor-Leste	2,440	—
Turkey	205,374	306,373
United Arab Emirates	93,284	139,159
United Kingdom	361,402	478,770
Uzbekistan	17,256	25,714
Vietnam	78,743	104,460

Total paid-in capital receivables	7,948,901	11,007,227

As at December 31, 2017, the contractual undiscounted paid-in capital receivables overdue amounting to USD346.04 million (December 31, 2016: USD433.80 million) (Note C10), because of an administrative delay but are not considered as impaired. Of this amount, USD342.44 million was collected by the date of signing of the 2017 financial statements (2016: USD433.18 million) (Note C15).

As at December 31, 2017, USD4,021 million (December 31, 2016: USD3,856 million) of the above balance is due within 12 months from the reporting date.

	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
As at beginning of year/period	11,007,227	—
Paid-in capital receivables originated	916,882	17,622,469
Contributions received	(4,115,650)	(6,775,305)
Accretion to profit or loss	140,442	160,063

Carrying amount	7,948,901	11,007,227

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C8 Other assets

	December 31, 2017	December 31, 2016
Tax refund receivable	750	305
Property improvements	271	168
Computer hardware	238	—
Prepaid co-financing service fee	63	175
Others	661	310

Total other assets	1,983	958

C9 Other liabilities

	December 31, 2017	December 31, 2016
Accrued expenses	8,080	5,102
Provision – ECL allowance (Note C6)	4,092	—
Staff costs payable	1,205	436
Deferred administration fee (Note C14)	210	—

Total other liabilities	13,587	5,538

C10 Share capital

	December 31, 2017	December 31, 2016
Authorized capital	100,000,000	100,000,000
– Allocated
– Subscribed	95,001,100	90,327,000
– Unsubscribed	3,277,600	7,824,400
– Unallocated	1,721,300	1,848,600

Total authorized capital	100,000,000	100,000,000

Subscribed capital	95,001,100	90,327,000
Less: callable capital	(76,000,800)	(72,261,600)

Paid-in capital	19,000,300	18,065,400

Paid-in capital comprises:
– amounts received	10,890,955	6,775,305
– amounts due but not yet received	346,040	433,795
– amounts not yet due	7,763,305	10,856,300

Total paid-in capital	19,000,300	18,065,400

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C10 Share capital (Continued)

In accordance with Articles 4 and 5 of the AOA, the initial authorized capital stock of the Bank is USD100 billion, divided into 1,000,000 shares, which shall be available for subscription only by members.

The original authorized capital stock is divided into paid-in shares and callable shares, with paid-in shares having an aggregate par value of USD20 billion and callable shares having an aggregate par value of USD80 billion.

Payment of the amount subscribed to the callable capital stock of the Bank shall be subject to call only as and when required by the Bank to meet its liabilities. Calls on unpaid subscriptions shall be uniform in percentage on all callable shares.

In accordance with Article 37 of the AOA, any member may withdraw from the Bank at any time by delivering a notice in writing to the Bank at its principal office. A withdrawing member remains liable for all direct and contingent obligations to the Bank to which it was subject at the date of delivery of the withdrawal notice. At the time a country ceases to be a member, the Bank shall arrange for the repurchase of such country’s shares by the Bank as a part of the settlement of accounts with such country.

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received
Afghanistan	866	86,600	69,300	17,300	3,460	13,840
Australia	36,912	3,691,200	2,953,000	738,200	442,920	295,280
Austria	5,008	500,800	400,600	100,200	60,120	40,080
Azerbaijan	2,541	254,100	203,300	50,800	20,320	30,480
Bangladesh	6,605	660,500	528,400	132,100	39,630	92,470
Brunei Darussalam	524	52,400	41,900	10,500	6,300	4,200
Cambodia	623	62,300	49,800	12,500	3,750	8,750
China	297,804	29,780,400	23,824,300	5,956,100	3,573,660	2,382,440
Denmark	3,695	369,500	295,600	73,900	44,340	29,560
Egypt	6,505	650,500	520,400	130,100	78,060	52,040
Ethiopia	458	45,800	36,600	9,200	1,840	7,360
Fiji	125	12,500	10,000	2,500	500	2,000
Finland	3,103	310,300	248,200	62,100	24,840	37,260
France	33,756	3,375,600	2,700,500	675,100	405,060	270,040
Georgia	539	53,900	43,100	10,800	6,480	4,320
Germany	44,842	4,484,200	3,587,400	896,800	538,080	358,720
Hong Kong, SAR	7,651	765,100	612,100	153,000	30,600	122,400
Hungary	1,000	100,000	80,000	20,000	4,000	16,000
Iceland	176	17,600	14,100	3,500	2,100	1,400
India	83,673	8,367,300	6,693,800	1,673,500	1,004,100	669,400
Indonesia	33,607	3,360,700	2,688,600	672,100	403,260	268,840
Iran	15,808	1,580,800	1,264,600	316,200	189,725	126,475

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C10 Share capital (Continued)

Members	Total shares	Subscribed capital	Callable capital	Paid-in capital	Paid-in capital received	Paid-in capital not yet received
Ireland	1,313	131,300	105,000	26,300	5,260	21,040
Israel	7,499	749,900	599,900	150,000	90,000	60,000
Italy	25,718	2,571,800	2,057,400	514,400	308,640	205,760
Jordan	1,192	119,200	95,400	23,800	14,280	9,520
Kazakhstan	7,293	729,300	583,400	145,900	58,360	87,540
Korea	37,387	3,738,700	2,991,000	747,700	448,620	299,080
Kyrgyz Republic	268	26,800	21,400	5,400	1,620	3,780
Lao PDR	430	43,000	34,400	8,600	2,580	6,020
Luxembourg	697	69,700	55,800	13,900	8,340	5,560
Malaysia	1,095	109,500	87,600	21,900	8,760	13,140
Maldives	72	7,200	5,800	1,400	420	980
Malta	136	13,600	10,900	2,700	1,620	1,080
Mongolia	411	41,100	32,900	8,200	4,920	3,280
Myanmar	2,645	264,500	211,600	52,900	15,870	37,030
Nepal	809	80,900	64,700	16,200	4,860	11,340
Netherlands	10,313	1,031,300	825,000	206,300	123,780	82,520
New Zealand	4,615	461,500	369,200	92,300	55,380	36,920
Norway	5,506	550,600	440,500	110,100	44,040	66,060
Oman	2,592	259,200	207,400	51,800	20,720	31,080
Pakistan	10,341	1,034,100	827,300	206,800	82,720	124,080
Philippines	9,791	979,100	783,300	195,800	117,480	78,320
Poland	8,318	831,800	665,400	166,400	99,840	66,560
Portugal	650	65,000	52,000	13,000	5,200	7,800
Qatar	6,044	604,400	483,500	120,900	72,540	48,360
Russia	65,362	6,536,200	5,229,000	1,307,200	784,320	522,880
Saudi Arabia	25,446	2,544,600	2,035,700	508,900	305,340	203,560
Singapore	2,500	250,000	200,000	50,000	30,000	20,000
Spain	17,615	1,761,500	1,409,200	352,300	211,380	140,920
Sri Lanka	2,690	269,000	215,200	53,800	21,520	32,280
Sweden	6,300	630,000	504,000	126,000	50,400	75,600
Switzerland	7,064	706,400	565,100	141,300	56,520	84,780
Tajikistan	309	30,900	24,700	6,200	1,240	4,960
Thailand	14,275	1,427,500	1,142,000	285,500	171,300	114,200
Timor-Leste	160	16,000	12,800	3,200	640	2,560
Turkey	26,099	2,609,900	2,087,900	522,000	313,200	208,800
United Arab Emirates	11,857	1,185,700	948,600	237,100	142,260	94,840
United Kingdom	30,547	3,054,700	2,443,800	610,900	244,360	366,540
Uzbekistan	2,198	219,800	175,800	44,000	26,400	17,600
Vietnam	6,633	663,300	530,600	132,700	53,080	79,620

Total	950,011	95,001,100	76,000,800	19,000,300	10,890,955	8,109,345

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C11 Reserves

Based on Article 18.1 of the AOA, the Board of Governors shall determine at least annually what part of the net income of the Bank shall be allocated, after making provision for reserves, to retained earnings or other purposes and what part, if any, shall be distributed to the members.

C12 Distribution

Distributable retained earnings as at December 31, 2017 were USD119.16 million (December 31, 2016: USD7.30 million). As at December 31, 2017, USD140.44 million (December 31, 2016: USD160.06 million) of retained earnings has been transferred to reserve for accretion of the paid-in capital receivables.

No dividends were declared during the reporting period.

C13 Unconsolidated structured entity

The Special Fund established and administered by the Bank based on Article 17.1 of the AOA is an unconsolidated structured entity for accounting purposes. The objective of the Special Fund is to support and facilitate the preparation of projects for the benefit of one or more members of the Bank that, at the time when the decision to extend the grant is made by the Bank, are classified as recipients of financing from the International Development Association, including Blend countries; however, the projects that benefit other members may also be eligible for such assistance in exceptional circumstances, such as innovative and complex projects and regional or cross-border projects with significant regional impacts. Consistent with Article 10 of the Bank’s AOA, the resources of the Special Fund shall at all times and in all respects be held, used, committed, invested or otherwise disposed of entirely separately from the Bank’s ordinary resources.

The resources of the Special Fund consist of: (a) amounts accepted from any member of the Bank, any of its political or administrative sub-divisions, or any entity under the control of the member or such sub-divisions or any other country, entity or person approved by the President may become a contributor to the Special Fund; (b) income derived from investment of the resources of the Special Fund; and (c) funds reimbursed to the Special Fund, if any.

The full cost of administering the Special Fund is charged to that Special Fund. The Bank charges an administration fee equal to 1% of any contribution, and the Special Fund bears all expenses appertaining directly to operations financed from the resources of the Special Fund.

As at December 31, 2017, the Special Fund had aggregate contributions received amounting to USD38 million (December 31, 2016: USD10 million). The Bank, acting as administrator of the Special Fund, receives administration fees. For the year ended December 31, 2017, fees recognized as income amounted to USD0.07 million (for the period from January 16, 2016 to December 31, 2016: USD0.10 million) (Note C2).

The Bank is not obliged to provide financial support to the Special Fund.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C14 Related party transactions

Parties are generally considered to be related if the parties are under common control, or one party has the ability to control the other party or can exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely to the legal form.

Outstanding balances with related parties were as follows:

	December 31, 2017		December 31, 2016
	Key management personnel	Other related parties	Key management personnel	Other related parties
Assets – loans granted	100	—	23	—
Other liabilities (Note C9)	—	210	—	—

The income and expense items affected by transactions with related parties were as follows:

	For the year ended December 31, 2017		For the period from January 16, 2016 to December 31, 2016
	Key management personnel	Other related parties	Key management personnel	Other related parties
Income	—	70	—	100
Expense	—	—	—	—

Income from other related parties relates to the Special Fund administration fee (Note C13).

Key management personnel

Key management personnel are those persons who have the authority and responsibility to plan, direct, and control the activities of the Bank. Key management personnel of the Bank is defined as the members of the Bank’s Executive Committee, that is, in accordance with the Terms of Reference of the Executive Committee, the President, Vice Presidents, the General Counsel and the Chief Risk Officer.

During the year ended December 31, 2017, other than loans granted to key management personnel as disclosed above, the Bank had no other material transactions with key management personnel.

The compensation of key management personnel during the year comprises short-term employee benefits of USD3.31 million (2016: USD2.12 million) and defined contribution plans of USD0.54 million (2016: USD0.30 million).

Use of office building

In accordance with Article 5 of the Headquarters Agreement, the Government provides a permanent office building and the temporary office accommodation to the Bank, free of charge.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

C DISCLOSURE NOTES

C15 Events after the end of the reporting period

Subsequent to December 31, 2017, USD342.44 million of paid-in capital receivables that were overdue has been received by the Bank from members.

D FINANCIAL RISK MANAGEMENT

D1 Overview

The Bank adopts a proactive and comprehensive approach to risk management that is instrumental to the Bank’s financial viability and success in achieving its mandate. The ability to identify, mitigate, and manage risk begins with the Bank’s policies established with a strong risk culture. In addition to establishing appropriate risk parameters, a thorough and robust project review and monitoring process, the risk management function provides independent oversight of credit, market, liquidity, operational, and associated reputational risk in the Bank’s activities. It is also designed to integrate asset and liability risk to minimize the volatility of equity value and to maintain sufficient liquidity.

D2 Financial risk management framework

The Bank has established its risk appetite, risk management objectives and strategies in its Risk Limits Policy, and its Risk Management Framework (the “RMF”). Within this RMF, the Risk Management Department is responsible for monitoring financial risks with the oversight of the Risk Committee.

The Risk Committee is responsible for establishing the overall risk appetite of the Bank and reviewing and approving the risk management objectives and strategies. The Risk Committee monitors the integrated risk processes, on a cross-sector and cross-category basis for the Bank. The Board approves key risk policies as recommended by the President and the Executive Committee.

The Risk Management Department has overall responsibility for managing all aspects of risks, including implementing risk management strategies, initiatives and credit policies, and approving internal policies, measures and procedures related to risk management.

(i) Investment operations portfolio

The Investment Committee of Senior Management reviews that a proposed project prepared by Investment Operation staff is in line with the Bank’s policies and procedures. In order to make its recommendations, the committee is supported by relevant departments with assessments specific to their area, including risk management, legal, finance, strategy, environmental and social aspects, and procurement. The Board of Directors makes final approval of investment projects.

Accountabilities at different stages of the credit risk/project approval and monitoring process are delineated and regularly updated by the Bank’s management.

(ii) Treasury portfolio

The treasury portfolio includes deposits with banks and the investments in the Trust Fund.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D2 Financial risk management framework (Continued)

According to the Bank’s General Investment Authority, the Bank can make investments in the assets specified in a list of eligible assets, including deposits and certain money market funds that invest in high credit quality securities.

With respect to the Trust Fund described in Note C5, the Trust Fund’s assets consist of its notionally allocated share of cash and investments in the Pool. The Pool is actively managed and invested in accordance with the investment strategy established for all such kind of Trust Funds administered by the counterparty. The objective of the investment strategy is foremost to maintain adequate liquidity to meet foreseeable cash flow needs and preserve capital and then, to maximize investment returns. The Pool is exposed to credit, market and liquidity risks.

D3 Credit risk

Credit risk management

The Bank takes on exposure to credit risk, which is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Exposure to credit risk arises as a result of the Bank’s lending and other transactions with counterparties giving rise to financial assets and loan commitments.

The Bank is primarily exposed to credit risk in both its loan granting of bank activities and deposit placing of the treasury activities. The counterparties could default on their contractual obligations or the value of the Bank’s investments could become impaired.

(i) Credit risk in the investment operations portfolio

•	Sovereign-backed loans

Sovereign-backed loans are the obligation of a member as borrower or guarantor. The Bank’s credit decisions are based on assessments of the borrower’s or guarantor’s capacity to service the loan. These assessments are undertaken in accordance with the relevant operational policies. Specifically, the Bank performs its own sovereign credit analysis and assigns its own internal sovereign credit rating. When making these assessments, the Bank gives particular consideration to the International Monetary Fund/World Bank debt sustainability analyses and will utilize, where appropriate, country and macroeconomic reporting by multilateral development banks (“MDBs”), commercial banks, and “think tanks”. The appraisal of sovereign-backed loans takes into account, as appropriate, a full assessment of the project’s benefits and risks. The Bank’s internal rating has 12 notches, with rating 1-4 for investment grade.

As at December 31, 2017, the rating of sovereign-backed loans ranged from 3 to 10 and the related range of annualized PD was 0.14%-8.67%.

As an international financial institution, the Bank does not participate in country debt rescheduling or debt reduction exercises of sovereign-backed loans or guarantees.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

Credit risk management (Continued)

When a borrower fails to make payment on any principal, interest, or other charge due to the Bank, the Bank may suspend disbursements immediately on all loans to that borrower. The conditions for suspension of sovereign loans are presented in more detail in the Bank’s operational policies. Under its operational policies, the Bank would cease making new sovereign-backed loans to the borrower once any loans are overdue by more than 30 days and suspend all disbursements to or guaranteed by the member concerned once any loans are overdue by more than 60 days.

•	Nonsovereign-backed financings

The Bank provides private enterprises and state-owned or state-controlled enterprises with loans and investments that do not have a full member guarantee. However, the Bank retains the right, when it deems it advisable, to require a full or partial sovereign guarantee.

The Bank assigns an internal credit rating taking into account specific project, sector, macro and country credit risks. For nonsovereign projects, risk ratings are normally capped by the sovereign credit rating, except where the Bank has recourse to a guarantor from outside the country which may have a better rating than the local sovereign credit rating.

As at December 31, 2017, the rating of nonsovereign-backed loans was 9 and the related annualized PD was 4.58%.

•	LP Fund investment

As at December 31, 2017, the investment operations portfolio includes LP Fund investment described in Note C5. The LP Fund investment is measured at fair value through profit or loss. The fair value related information is described in Note E.

(ii) Credit risk in the treasury portfolio

Treasury activities and risk appetite are monitored by the Audit and Risk Committee and Board of Directors. The Bank has a limits policy which determines the maximum exposure to eligible counterparties and instruments. Eligible counterparties must have a single A credit rating or higher. All individual counterparty and investment credit lines are monitored and reviewed by Risk Management Department periodically.

As at December 31, 2017, the treasury portfolio includes term deposits with banks and investment in the Trust Fund described in Note C5. The Trust Fund is measured at fair value through profit or loss, and the fair value related information is described in Note E. As the Trust Fund is not subject to significant credit risk, the credit risk of the treasury portfolio is mainly from the term deposits. Given the high credit quality, no significant loss provisions were made for the investments in the treasury portfolio for the year ended December 31, 2017 and 2016.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

Credit quality analysis

Except for loan investments, other financial assets at amortized cost are paid-in capital receivables and deposits with banks, for which the credit risk is not material.

The following table set out the loans and loan commitments for sovereign-backed loans and nonsovereign-backed loans, with their respective ECL allowance balances.

	December 31, 2017		December 31, 2016
	Loans and loan commitments	ECL	Loans and loan commitments	ECL
Sovereign-backed loans	2,558,761	(5,050)	344,135	(277)
Nonsovereign-backed loans	167,278	(4,315)	—	—

Total	2,726,039	(9,365)	344,135	(277)

(i) Concentration of credit risk

As at December 31, 2017, the geographical distribution of the Bank’s loan investments (gross carrying amount of loans and exposure of loan commitments) is as follows:

	December 31, 2017			December 31, 2016
Region	Stage 1	Stage 2	Total	Stage 1
Sovereign-backed loans
Asia	2,194,438	364,323	2,558,761	344,135
NonAsia	—	—	—	—
Subtotal	2,194,438	364,323	2,558,761	344,135

Nonsovereign-backed loans
Asia	20,198	—	20,198	—
NonAsia	147,080	—	147,080	—
Subtotal	167,278	—	167,278	—

Total	2,361,716	364,323	2,726,039	344,135

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

Credit quality analysis (Continued)

The following table sets out the credit quality of loan investments (gross carrying amount of loans and exposure of loan commitments) segmented by the Bank’s internal credit rating system and their respective staging.

	December 31, 2017			December 31, 2016
Internal credit rating	Stage 1	Stage 2	Total	Stage 1
Sovereign-backed loans
Investment grade	828,834	99,977	928,811	216,059
Noninvestment grade (a)	1,365,604	264,346	1,629,950	128,076
Subtotal	2,194,438	364,323	2,558,761	344,135

Nonsovereign-backed loans
Investment grade	—	—	—	—
Noninvestment grade (a)	167,278	—	167,278	—
Subtotal	167,278	—	167,278	—

Total	2,361,716	364,323	2,726,039	344,135

(a)

For the noninvestment grade sovereign-backed loan exposures as at December 31, 2017, the balances of USD1,203 million are within internal rating ranging from 5 to 7, and the balances of USD427 million are within internal rating ranging from 8 to 12 (2016: all the balances of non-investment grade are within internal rating ranging from 8 to 12).

For the nonsovereign-backed loan exposures as at December 31, 2017, all the balances of noninvestment grade are within internal rating ranging from 8 to 12 (2016: nil).

(ii) Credit enhancement

As at December 31, 2017, the Bank’s maximum exposure to credit risk from financial instruments other than undrawn loan commitments before taking into account any collateral held or other credit enhancements is their carrying amount presented on the statement of financial position. The maximum exposure to credit risk from the undrawn loan commitments as at December 31, 2017 is USD1,948 million (December 31, 2016: USD334 million).

Credit enhancement for loan investments (gross carrying amount of loans and exposure of loan commitments) are as below:

	December 31, 2017	December 31, 2016
Guaranteed by sovereign members	864,303	—
Guaranteed by nonsovereign entities	20,199	—
Unguaranteed (a)	1,841,537	344,135

Total	2,726,039	344,135

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

Credit quality analysis (Continued)

(a)	The unguaranteed loan investments represent sovereign loans and loan commitments granted to member countries.

There was no other credit enhancement held as at December 31, 2017 and December 31, 2016.

(iii) Reconciliation of loan gross carrying amount and ECL

An analysis of the changes in the gross carrying amount of loans and exposure of loan commitments, with the related changes in ECL allowances is as follows:

Sovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at January 1, 2017	344,135	—	344,135
New loans and commitments originated	2,214,626	—	2,214,626
Transfer to Stage 2	(364,323)	364,323	—

As at December 31, 2017	2,194,438	364,323	2,558,761

	Stage 1	Stage 2	Total
ECL allowance as at January 1, 2017	277	—	277
Additions	4,730	—	4,730
Change in risk parameters*	43	—	43
Transfer to Stage 2	(3,572)	3,572	—

As at December 31, 2017	1,478	3,572	5,050

*	The increase in the loss allowance is due to an increase in the probability of default (PD) used to calculate the 12-month expected credit loss for the performing loans.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

Credit quality analysis (Continued)

Nonsovereign-backed loans
	Stage 1	Stage 2	Total
Gross carrying amount of loans and exposure of loan commitments as at January 1, 2017	—	—	—
New loans and commitments originated	167,278	—	167,278
Transfer to Stage 2	—	—	—

As at December 31, 2017	167,278	—	167,278

	Stage 1	Stage 2	Total
ECL allowance as at January 1, 2017	—	—	—
Additions	4,315	—	4,315
Change in risk parameters	—	—	—
Transfer to Stage 2	—	—	—

As at December 31, 2017	4,315	—	4,315

Total gross carrying amount of loans and exposure of loan commitments as at December 31, 2017	2,361,716	364,323	2,726,039

Total ECL allowance as at December 31, 2017	5,793	3,572	9,365

(iv) Past due information

As at December 31, 2017, a front-end and supervision fee receivable amount of USD2.28 million was past due but not yet more than 30 days. All the amounts were collected by the date of signing of the 2017 financial statements (2016: nil).

ECL measurement

The Bank adopts an ECL ‘three-stage’ model for applicable financial instruments. A ‘three-stage’ model for impairment is based on changes in credit quality since initial recognition:

•

A financial instrument that has not experienced significant increase in credit risk (“SICR”) in its credit quality as compared to its rating at origination is classified in ‘Stage 1’, and has its credit risk continuously monitored by the Bank;

•	If it has experienced SICR since initial recognition, the financial instrument is moved to ‘Stage 2’, but is not yet deemed to be credit impaired;

•	If the financial instrument is deemed to be credit impaired, the financial instrument is then moved to ‘Stage 3’.

The Bank’s main credit risk exposure related to ECL measurement is from loan investments and loan commitments.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

ECL measurement (Continued)

The following reflects the Bank’s ECL measurement focusing on loan investments and loan commitments. Given the nature of the Bank’s business (large infrastructure loans), all the instruments are assessed on an individual basis.

The key judgments and assumptions adopted by the Bank are discussed below:

(i) Significant increase in credit risk

The Bank considers a financial instrument to have experienced SICR when one or more of the following quantitative, qualitative or backstop criteria have been met:

•	Quantitative criteria

Deterioration in credit rating is used as the quantitative criteria of SICR:

•	For investment grade loans, rating downgrade by 2 notches determined by comparing the current rating (incorporating forward looking information) with rating at origination;

•	For noninvestment grade loans, rating downgrade by 1 notch determined by comparing the current rating (incorporating forward looking information) with rating at origination.

All loans included in the Bank’s investment portfolio are rated using internal rating methodology. The methodology used to rate these individual loans depends on the type of loan. For sovereign loans, an internal credit rating methodology is used. The methodology uses the same factors considered by the major international credit rating agencies (“ICRA”s) such as Standard & Poor’s (“S&P”), Moody’s and Fitch. In case the sovereign borrower is not rated by any of the three ICRAs, the Bank uses Economist Intelligence Unit rating assessment as the basis for further analysis. For nonsovereign loans, the loan may be rated using the risk rating methodology that is in-line with the Bank’s policy for nonsovereign-backed financing depending on the type of their financing structure. More specifically, project finance transactions will be rated using a credit scoring tool for project finance. Similarly, corporate financing transactions will be rated based on a credit scoring tool for corporate finance: these initial ratings are used to estimate the Stage 1—12-month ECL at each reporting date to determine the SICR since origination.

•	Qualitative criteria

In addition to the quantitative criteria, the following qualitative elements will also contribute to a determination that the loan should migrate to Stage 2:

•	Adverse changes in business, financial or economic conditions;

•	Expected breach of contract that may lead to covenant waivers or amendments;

•	Transfer to watch list/monitoring; and

•	Changes in payment behavior.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

ECL measurement (Continued)

(i) Significant increase in credit risk (Continued)

•	Backstop

•	30 days past due.

•	Overlay

Temporary adjustments (“overlay adjustments”) to the allowance are adjustments which may be used to account for circumstances when it becomes evident that existing or expected risk factors have not been considered in the credit risk rating and modelling process. Management should evaluate the appropriateness of overlay adjustments made to the output of quantitative models, and assess such overlays for indication of bias. Any overlay adjustment shall be properly discussed with the Risk Committee.

A new ECL calculation software has been used for the year ended December 31, 2017. It is used to replace the previous excel based template used for calculating ECL. The new tool applies the same three-stage ECL methodology in compliance with IFRS 9 requirements, with enhancements in a more sophisticated approach to incorporate the PIT PD term structure and forward-looking assessment.

(ii) Definition of credit-impaired assets

Credit-impaired assets, which migrate to Stage 3, are those with respect to which one or more events that have a detrimental impact on the estimated future cash flows of that financial asset have occurred. Evidence that a financial asset is credit-impaired include observable data about the following events:

•	significant financial difficulty of the issuer or the borrower;

•	a breach of contract, such as a default or past due event;

•

the lender(s) of the borrower, for economic or contractual reasons relating to the borrower’s financial difficulty, having granted to the borrower a concession(s) that the lender(s) would not otherwise consider;

•	it is becoming probable that the borrower will enter bankruptcy or other financial reorganization.

In addition, the credit-impaired assets also include the purchased or originated financial assets at a deep discount that reflects the incurred credit losses.

It may not be possible to identify a single discrete event. Instead, the combined effect of several events may have caused financial assets to become credit-impaired. For sovereign-backed loans, the same criteria of past due for “default assets” (see D3 (vi)) is also being applied for assessing credit impaired financial assets.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL

Estimation of 12-month ECL is calculated by using the following formula:
12-month ECL

1.

PIT PD is the Point-in-time Probability of Default, and is converted from Through-The-Cycle (TTC) PD by first mapping to Moody’s unconditional PIT PDs, then conditioning on three future scenarios (baseline, good, bad).

2.

Loss Given Default (LGD) is currently set as 30% for sovereign loans and on a case-by-case basis or 70% in case of insufficient information available to estimate LGD for nonsovereign-backed loans, based upon management’s estimate established on the analysis of market data statistics and related judgment.

3.	Exposure at Default (EAD) is calculated as loan balance at the period end plus projected net disbursement in the next year.

The above calculation is performed for three different scenarios. The weights of the 3 scenarios are 50%, 25%, and 25% respectively for the Baseline, Good and Bad scenarios. The estimation is based on the best representative management judgment without undue cost or effort that, going forward the current path of macroeconomic projections with equal chance of being significantly worse (Bad scenario) or better (Good scenario), considering the macroeconomic projections of those countries and relevant industries that the Bank has credit exposures.

•	Estimation of lifetime ECL

Estimation of the lifetime ECL is calculated using the following formula as the summation of net present value of the ECL for each year:

Lifetime ECL

Where ECLt is the ECL for each year and n is the year for which ECL is calculated.

ECLt is calculated as: where ws is the weight of each scenario – 50% for Baseline, 25% for both Good and Bad scenarios.

1)	Conditional PIT PD

The process to convert TTC PD to conditional PIT PD term structure is the same as 12-month ECL calculation for the first 3 years and is assumed to revert back to the long-run PD for the remaining years.

2)	LGD is the same as 12-month ECL calculation.

3)	EAD for any given year is based on loan balance at the period end + net projected disbursement in the next 1 year, as by the disbursement schedule for each year.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

ECL measurement (Continued)

(iii) Measurement of the 12-month and lifetime ECL (Continued)

4)	Lifetime is equal to contractual lifetime.

5)	Discount rate is equal to calculated effective interest rate.

In the same way as the 12-month ECL calculation, the above calculation is done for each of the three scenarios and then probability weighted, and the weighting of the 3 scenarios are the same as 12-month ECL calculation.

(iv) Forward-looking information incorporated in ECL

Forward-looking information has been incorporated taking into account the following steps:

•	Macro Scenario development

•	3 Macro Scenarios – Baseline, Good, Bad. Each scenario is forecasted for 3 years.

•

For each member, the corresponding long-term average and standard deviation of each macro factor would be computed. Good and bad scenarios would be established based on a view of movement in macro factors in terms of ‘number of standard deviations from average’.

•	Choice of macro scenarios and probability weighting of each scenario is approved by the Risk Committee.

•	Establishment of TTC PD

•	TTC PD is calculated based on each borrower’s internal AIIB rating.

•	Calculation of Forward-looking PIT PD

First, each borrower’s TTC PD will be mapped to the unconditional PIT PD derived by the software for each credit rating. Second, to convert the unconditional PIT PD into forward-looking PIT PD, the software utilizes forecasts of macroeconomic variables associated with the country and industry where the borrower operates.

(v) Sensitivity analysis

The output of the Bank’s ECL model is most sensitive to the credit quality of the obligors especially of those with the lowest credit quality and/or the largest amount of exposure. The Bank identified two obligors meeting these criteria. Should their ratings have been downgraded by one more notch and consequentially moved to Stage 2 when SICR criteria is met, the amount of ECL would have been USD31.14 million, or increased by USD21.78 million.

The weights of the scenarios used is another source of sensitivity. Should the Bank have changed the weights to 30%, 40% and 30% respectively for good, baseline and bad scenarios, the amount of ECL would have been USD9.51 million, or increased by USD0.15 million.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D3 Credit risk (Continued)

ECL measurement (Continued)

(vi) Definition of default

For the ECL measurement, “default” occurs when an obligor meets one or more of the following conditions:

•

Failure to make a payment (“payment default”) –180 days past due for sovereign- backed infrastructure loans and 90 days past due for nonsovereign-backed infrastructure loans. 180 days past due for sovereign-backed infrastructure loans is based on the consideration for slower administrative, processing and collection periods that are not driven by credit deterioration.

•	Breach of specific covenants that trigger a default clause.

•	Default under a guarantee or collateral or other support agreements.

•	Failure to pay a final judgment or court order.

•	Bankruptcy, liquidation or the appointment of a receiver or any similar official.

(vii) Write-off policy

The Bank reduces the gross carrying amount of a financial asset when the Bank has no reasonable expectations of recovering the contractual cash flows on a financial asset in its entirety or a portion thereof.

D4 Market risk

The Bank is exposed to currency and interest rate risk in its investment, lending and other activities. Currency risk is the potential for loss that arises when assets or liabilities are denominated in a non-US dollar currency and the price of that currency versus US dollars fluctuates. Interest rate risk arises when the value of assets or liabilities changes with the fluctuation of interest rates.

In its asset and liability management process, the Bank pursues five goals: (a) reducing risks that might arise from the mismatch of assets and liabilities in terms of currency, interest rate sensitivity, or maturity; (b) monitoring the evolving risks to the Bank’s income over time and establishing a framework that reduces the potential volatility of the Bank’s income over the medium term; (c) assigning clear responsibility for all market risks to which the Bank is exposed; (d) minimizing volatility of available equity; and (e) maintaining sufficient liquidity to meet all of the Bank’s obligations with an extremely high level of confidence and continue its lending program, even in times of market stress.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D4 Market risk (Continued)

Currency risk

The Bank currently offers loans only in US Dollars. This will continue to be the case until the Bank is prepared to hedge nondollar lending through swaps or other hedging mechanisms. As at December 31, 2017, the currency risk is not material for the Bank. A currency table for the main monetary items is set out below:

As at December 31, 2017	USD	Other currencies	Total
		USD equivalent
Financial assets
Cash and cash equivalents	1,104,756	110	1,104,866
Term deposits	5,885,854	—	5,885,854
Investments at fair value through profit or loss	3,255,140	—	3,255,140
Funds deposited for co-financing arrangements	1,592	—	1,592
Loan investments, at amortized cost	773,238	—	773,238
Paid-in capital receivables	7,948,901	—	7,948,901

	18,969,481	110	18,969,591

As at December 31, 2016	USD	Other currencies	Total
		USD equivalent
Financial assets
Cash and cash equivalents	1,281,832	160	1,281,992
Term deposits	2,292,141	—	2,292,141
Investments at fair value through profit or loss	3,179,873	—	3,179,873
Funds deposited for co-financing arrangements	23,623	—	23,623
Loan investments, at amortized cost	9,553	—	9,553
Paid-in capital receivables	11,007,227	—	11,007,227

	17,794,249	160	17,794,409

Interest rate risk

The Bank takes on exposure to the effects of fluctuations in the prevailing levels of market interest rates on its financial position and cash flows. Interest margins may increase as a result of such changes, but may reduce or create losses in the event that unexpected movements arise. Currently, all loans of the Bank are subject to floating rate.

Sensitivity analysis

As the Bank has no material financial liabilities as at December 31, 2017, the following table illustrates the potential impact for the current year, of a parallel upward or downward shift of 50 basis points in relevant interest rate curves on the Bank’s interest income from the floating rate loan investments and certain managed rate overnight deposits which are measured at amortized cost, based on the carrying value at the end of the reporting period. This analysis assumes that interest rates of all maturities move by the same amount, and does not reflect the potential impact of unparalleled yield curve movements.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

D FINANCIAL RISK MANAGEMENT

D4 Market risk (Continued)

Sensitivity analysis (Continued)

The sensitivity analysis on net interest income is based on reasonably possible changes in interest rates over the next 12 months from the reporting date with the assumption that the structure of financial assets held at the period end remains unchanged.

	Interest income
	For the year ended December 31, 2017	For the period from January 16, 2016 to December 31, 2016
+50 basis points	26	3
-50 basis points	(26)	(3)

D5 Liquidity risk

Liquidity risk is the risk that the Bank will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. As at December 31, 2017, the Bank does not have any significant financial liabilities.

D6 Operational risk

Consistent with guidance issued by the Basel Committee on Banking Supervision, operational risk is defined as risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. Effective management and mitigation of operational risk relies on a system of internal controls aimed at identifying various risks, and establishing acceptable risk parameters and monitoring procedures.

The Bank adopts the Basic Indicator Approach (as recommended by Basel II) for capital allocation for operational risks, which is set at 15% of the average gross income over the past 3 years, ignoring those years where income was not positive. For initial years, the Bank allocates capital for operational risk at 1% of its paid-in capital, reserves and retained earnings.

D7 Capital management

The Bank collectively manages the paid-in capital plus reserves and retained earnings as capital. To ensure that the Bank has the highest possible credit on a stand-alone basis at all times, two limits are relevant to be always observed. The first, as required by Article 12.1 of the Bank’s AOA, the Bank’s total unimpaired subscribed capital, reserves, and retained earnings have to be always greater than the total exposure from its investment operations (i.e. loans, equity investments, guarantees and other types of financing). This limit may be increased up to 250% of the Bank’s unimpaired subscribed capital, reserves, and retained earnings with the approval of the Board of Governors. The second, using an economic capital framework, the Bank’s available capital must be greater than the required economic capital given the composition of its investment assets by credit risk rating plus a certain amount of buffer.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

E FAIR VALUE DISCLOSURES

The majority of the Bank’s assets and liabilities in the statement of financial position are financial assets and financial liabilities. Fair value measurement of nonfinancial assets and nonfinancial liabilities do not have a material impact on the Bank’s financial position and operations, taken as a whole.

The Bank does not have any financial assets or financial liabilities subject to nonrecurring fair value measurements for the year ended December 31, 2017.

The fair value of the Bank’s financial assets and financial liabilities are determined as follows:

•

If traded in active markets, fair values of financial assets and financial liabilities with standard terms and conditions are determined with reference to quoted market bid prices and ask prices, respectively.

•

If not traded in active markets, fair values of financial assets and financial liabilities are determined in accordance with generally accepted pricing models or discounted cash flow analysis using prices from observable current market transactions for similar instruments or using unobservable inputs relevant to the Bank’s assessment.

Fair value hierarchy

The Bank classifies financial assets and financial liabilities into the following 3 levels based on the extent to which inputs to valuation techniques used to measure fair value of the financial assets and financial liabilities are observable:

Level 1:	Fair value measurements are those derived from quoted prices (unadjusted) in an active market for identical assets or liabilities;

Level 2:

Fair value measurements are those derived from inputs other than quoted included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices); and

Level 3:	Fair value measurements are based on models, and unobservable inputs are significant to the entire measurement.

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

E FAIR VALUE DISCLOSURES

Financial assets and financial liabilities not measured at fair value on the statement of financial position

The table below summarizes the carrying amounts and fair values of those financial assets and financial liabilities not measured in the Statement of Financial Position at their fair value:

	December 31, 2017		December 31, 2016
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Cash and cash equivalents	1,104,866	1,104,866	1,281,992	1,281,992
Term deposits	5,885,854	5,884,195	2,292,141	2,291,991
Funds deposited for co-financing arrangements	1,592	1,592	23,623	23,623
Loan investments, at amortized cost	773,238	779,443	9,553	9,553
Paid-in capital receivables	7,948,901	7,947,268	11,007,227	10,522,553
Financial liabilities
Other liabilities	13,587	13,587	5,538	5,538

As at December 31, 2017, the Bank’s balances of those financial assets and liabilities not measured at fair value but with short-term maturity approximate their fair values.

Fair value of loan investments and paid-in capital receivables measured at amortized cost were calculated using Level 3 inputs by discounting the cash flows at a current interest rate applicable to each loan and paid-in capital receivable.

Financial assets and financial liabilities measured at fair value on the statement of financial position

The table below summarizes the fair values of the financial assets and financial liabilities measured in the statement of financial position at their fair value:

As at December 31, 2017
	Level 1	Level 2	Level 3	Total
Investments at fair value through profit or loss
• Trust Fund	—	3,236,448	—	3,236,448
• LP Fund	—	—	18,692	18,692

Total	—	3,236,448	18,692	3,255,140

As at December 31, 2016
	Level 1	Level 2	Level 3	Total
Investments at fair value through profit or loss
• Trust Fund	—	3,179,873	—	3,179,873

Investments at fair value through profit or loss are amounts invested in the Trust Fund and the LP Fund (Note C5).

ASIAN INFRASTRUCTURE INVESTMENT BANK

Notes to the Financial Statements

For the year ended December 31, 2017

(All amounts in thousands of US Dollars unless otherwise stated)

E FAIR VALUE DISCLOSURES

Financial assets and financial liabilities measured at fair value on the statement of financial position (Continued)

The Trust Fund’s notionally allocated share in the Pool is not traded in any market. The fair value of the Trust Fund is derived from that of the notionally allocated assets. Discounted cash flow valuation technique is used for the valuation of the underlying assets of the LP Fund. The unobservable inputs include weighted average cost of capital, liquidity discount and projected cash flows. The fair value of the investment in the LP fund is based on an adjusted net assets method.

There has been no transfer among Level 1, Level 2 and Level 3 during the year.